UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2016

STRATEGIC INTERNET INVESTMENTS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	033-28188	84-1116458
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

Jood Palace Hotel 36-A Street Off Al Rigga Road, Suite 1058
Deira Dubai P.O. Box 42211 UNITED ARAB EMIRATES		N/A
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (971) 50-420-7360

24 First Avenue East, Suite C
Kalispell, MT 59903
(former name of former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 18, 2016, as part of the closing of the purchase of the AkCenter Shopping Center in Ankara, Turkey (the “AkCenter”), the Company and the shareholders of PG Proje Geliştirme Gayrimenkul A.S., a special purpose vehicle formed in order to purchase the AkCenter (“PG Proje”), amended the prior Sale and Purchase Agreement entered into on November 3, 2014.

The Sale and Purchase Agreement contemplated that the Company would issue to an escrow agent debentures of the Company equal to 60,000,000 euros, and in turn, the sellers of the AkCenter (the “Sellers”) would convey into escrow the title deeds for the AkCenter. Since that time, the Sellers conveyed the title deeds to PG Proje; as a result, the parties concluded that the escrow arrangements were unnecessary since title had already passed to PG Proje. Consequently, the Sale and Purchase Agreement was amended as part of the Securities Purchase Agreement described below.

In addition, the Sale and Purchase Agreement contemplated that the purchase price of the AkCenter would be 60,000,000 euros. The parties agreed to change this to the nearest $100,000 U.S. dollar equivalent, or US$66,000,000. Furthermore, the Purchase and Sale Agreement was amended to state the debentures issued to the Sellers would have a maturity of 5 years and a conversion price of $1.00 per share.

The Purchase and Sale Agreement was also amended to set forth the name of the management company that will manage the AkCenter and the name of the construction company that will handle the renovation of the AkCenter. As explained below, each of the parties described above was issued Secured Convertible Debentures of the Company (the “Debentures”).

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 18, 2016, the Company closed the acquisition of the AkCenter. The Company agreed to purchase the AkCenter on November 3, 2014. In order to close the purchase, the Company issued $66,000,000 of its Debentures, as described further below, in exchange for 100% of the shares of PG Proje, which owns the AkCenter. The AkCenter is an outlet shopping center in Ankara, Turkey with 166 outlets.

The AkCenter was purchased from PG Proje. Our Chief Executive Officer, Abbas Salih, is associated with several entities that own shares of PG Proje. The purchase price was determined by the Sale and Purchase Agreement that was entered into with the Sellers.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 18, 2016, the Company issued a total of $71,800,000 in Debentures in order to close the purchase of the AkCenter and to pay for management and renovation services for the AkCenter.

The Debentures have the following features:

•	No interest
•	Due December 31, 2021
•	The holder may convert the Debenture into common stock of SIII at any time at a price of $1.00 per share

•	The Debenture will automatically convert into common stock upon the closing price of the Company’s common stock closing above $1.00 per share for 20 consecutive trading days

The Debentures are secured by the AkCenter.

Item 3.02 Unregistered Sales of Equity Securities.

On July 18, 2016, the Company entered into a Securities Purchase Agreement for the sale of $71,800,000 of Debentures.

As stated earlier, the Company issued $66,000,000 of Debentures to the shareholders of PG Proje in exchange for their shares of PG Proje. In addition, the Company issued $4,400,000 of Debentures to Pivotek-Akun-Alpinsaat JV, as payment for certain renovations to be undertaken on the AkCenter. The Company also issued $1,400,000 of Debentures to Retail Square Gayrimenkul Yatrimlari Ve Danişmanlik S.A. as a deposit toward two years of management services to be rendered under a Rental and Facilities Management Agreement, which has already been entered into.

The Company claims an exemption from the registration provisions of the Securities Act based upon Regulation S, given that the securities were sold to non-U.S. investors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STRATEGIC INTERNET INVESTMENTS, INC.

Date: July 22, 2016	By:	/s/ Abbas Salih
Abbas Salih Chief Executive Officer